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Exhibit 23.4

CONSENT OF TRIANGLE CAPITAL PARTNERS, LLC

        We hereby consent to the inclusion of our opinion letter, dated                        2005, to the Board of Directors of Coastal Banking Company, Inc. (the "Company") as an Appendix to the Joint Proxy Statement/Prospectus relating to the proposed merger of the Company with First Capital Bank Holding Corporation ("First Capital") contained in the Company's Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-125318) as filed with the Securities and Exchange Commission on the date hereof, and to the references to our firm and such opinion in such Joint Proxy Statement/Prospectus under the headings "The Annual Meetings—Recommendation of the Boards of Directors—Coastal" and "Proposal No. 1—The Merger—Coastal's Reasons for the Merger" and "—Opinion of Coastal's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations of the Securities and Exchange Commission thereunder (the "Regulations"), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Act or the Regulations.

/s/ Triangle Capital Partners, LLC

July 1, 2005

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CONSENT OF TRIANGLE CAPITAL PARTNERS, LLC